Exhibit  99.1

                                  PRESS RELEASE

ST. MARYS,  W.Va.,  Sept. 20  /PRNewswire-FirstCall/  -- On September 17, 2004 a
Board of Directors meeting was held and the Board reviewed and unanimously approved the signing of a letter of Intent to acquire Arvilla Oilfield Services. Clarence and Rebecca Smith, the current owners of Arvilla Oilfield Services will receive approximately Twenty-four percent (24%) of the issued and outstanding shares of the common stock of Trans Energy, Inc. Arvilla Oilfield Services is an oilfield service company operating in Ohio, Pennsylvania, New York and West Virginia. Arvilla Oilfield Services currently employees approximately ninety
(90) people with annual revenues of approximately Ten Million Dollars. Arvilla Oilfield Services is engaged in well servicing, oil hauling, brine hauling, pipeline construction, service rigs, swab rigs and oil field trucking. Arvilla Oilfield Services will be a wholly owned subsidiary of Trans Energy, Inc.

The letter of intent requires that certain debt of Trans Energy, Inc. be converted to equity. To accomplish this, approximately Two Hundred Three Million shares of Trans Energy authorized but un-issued common stock will be issued. The conversion price will be at market value.

The Board of Directors recommended a 150 to 1 reverse stock split to facilitate the merger.

Trans Energy, Inc. (OTC Bulletin Board: TSRG), an aggressive growth energy company, TSRG specializes in the exploration, completion, drilling and production of oil and natural gas in the Appalachian and Powder River Basin. Further, TSRG is actively involved in the transmission, transportation and sales of oil and natural gas.

This press release contains forward-looking information that may be affected by certain risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The company's actual results could differ materially from such forward-looking statements.


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